EXHIBIT 99.1

                                  PRESS RELEASE


PracticeXpert Appoints Seasoned International Executive to Board
Wednesday February 2, 12:29 pm ET

LOS ANGELES, Feb. 2, 2005 (PRIMEZONE) -- PracticeXpert, Inc. (OTC BB: PXPT.OB) today announced that Mr. Charles Smith has been appointed as the newest member of the PracticeXpert board of directors.

Charles Smith was formerly Chairman and CEO of one of PracticeXpert's most recent acquisitions, PracticeOne, and was primarily responsible for building that company from inception through a series of complementary acquisitions over the last four years. Prior to that, Mr. Smith was Senior Vice President of Mergers and Acquisitions at Election, Inc., a global election software and services company, where he also served as a Board member. While in this position, he completed nine acquisitions. Previously, Mr. Smith held senior managerial, business development and finance positions for U.S. companies operating in the Middle East and Africa, including Procter & Gamble and PepsiCo International. At Procter & Gamble, he was Director of Finance for its $400 million revenue business in the Arabian Peninsula.

Jonathan Doctor, Chief Executive Officer of PracticeXpert, stated, "We are very pleased with Charles joining our team. As the CEO of PracticeOne, Charles shared our vision of building a market leading unified provider of administrative solutions for physicians. He completely understands our strategy of delivering to our customers a combined service, knowledge and technology offering that is solutions focused, rather than product focused. We think that is a big differentiator in the market place, and Charles agrees. Further, we are anticipating that Charles will be a very active board member and will be assisting us with our continued acquisition plans, capital raising and strategic relationships."

Commenting on his appointment, Charles Smith said, "When I first met the management team of PracticeXpert, I recognized that their strategy for the market was almost identical to the one I had developed. My company, PracticeOne, was also very complimentary to PracticeXpert. Combined, these two companies are certainly more than the sum of the parts. I look forward to working closely with Jonathan and the rest of the PracticeXpert management team as we continue to grow the company and increase our market position."

About PracticeXpert, Inc.

PracticeXpert, Inc. is in the business of providing "turn-key" administrative services to, as well as developing and deploying systems, technologies and services designed to improve operational efficiencies, reduce billing errors and enhance cash flow for, medical practitioners. Our services include medical billing and accounts receivable management, business management, transcription, consulting, seminars, practice management software, electronic medical records solutions and related services. Where applicable, PracticeXpert bundles its technology applications with its billing and other practice management services to provide a complete and integrated solution to its physician customers. To find out more about PracticeXpert, Inc. (OTC BB:PXPT.OB), visit our website at http://www.practicexpert.com.


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Note: Any statements released by PracticeXpert, Inc. that are forward- looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may affect the Company's business prospects and performances. These include economic, competitive, governmental, technological and other factors discussed in the statements and in the Company's filings with the Securities and Exchange Commission.

Contact:

For Investor Relations Contact:
Michael Manahan, CFO
PracticeXpert, Inc.
800-661-9984
mike@pxpert.com

For Product and Trade Relations Contact:
Mike Hiles
Mohajer, Philpy & Hiles
310-234-3200
mhiles@mphpr.com
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Source: PracticeXpert, Inc.